Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

PEAK RESOURCES LP

This Certificate of Limited Partnership of Peak Resources LP (the “Partnership”), dated as of May 8, 2024 is being duly executed and filed by Peak Resources GP LLC, as the general partner of the Partnership (the “General Partner”), to form a limited partnership pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”).

FIRST: The name of the limited partnership formed hereby is “Peak Resources LP”.

SECOND: The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

THIRD: The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

FOURTH: The name and business address of the General Partner is Peak Resources GP LLC, 1910 Main Avenue, Durango, Colorado 81301.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

GENERAL PARTNER:

PEAK RESOURCES GP LLC

By:	/s/ Ali A. Kouros
Name: Ali A. Kouros
Title: Authorized Person